                                                  EXHIBIT 10.1



                              RUBIO'S RESTAURANTS, INC.


                     SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                        --------------------------------------

                                   February 1, 1995

                                  TABLE OF CONTENTS

                                                                            Page
1.   Purchase and Sale of Stock. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Sale and Issuance of Series B Preferred Stock. . . . . . . . . . . . . .  1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3  Subsequent Sale of Series B Preferred Stock. . . . . . . . . . . . . . .  1

2.   Representations and Warranties of the Company . . . . . . . . . . . . . . . .  2
     2.1  Organization, Good Standing and Qualification. . . . . . . . . . . . . .  2
     2.2  Capitalization and Voting Rights . . . . . . . . . . . . . . . . . . . .  2
     2.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.4  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.5  Valid Issuance of Preferred and Common Stock . . . . . . . . . . . . . .  4
     2.6  Governmental Consents. . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.7  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.8  Proprietary Information. . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.9  Patents and Trademarks . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.10 Compliance with Other Instruments. . . . . . . . . . . . . . . . . . . .  6
     2.11 Agreements; Action . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.12 Related-Party Transactions . . . . . . . . . . . . . . . . . . . . . . .  7
     2.13 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.14 Environmental and Safety Laws. . . . . . . . . . . . . . . . . . . . . .  8
     2.15 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.16 Business Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.17 Registration Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.18 Title to Property and Assets . . . . . . . . . . . . . . . . . . . . . .  8
     2.19 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.20 Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.21 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.22 Tax Returns, Payments and Elections. . . . . . . . . . . . . . . . . . . 10
     2.23 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.24 Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.25 Labor Agreements and Actions . . . . . . . . . . . . . . . . . . . . . . 10
     2.26 Manufacturing and Marketing Rights . . . . . . . . . . . . . . . . . . . 11
     2.27 Real Property Holding Company. . . . . . . . . . . . . . . . . . . . . . 11

3.   Representations and Warranties of the Investors . . . . . . . . . . . . . . . 11
     3.1  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.2  Purchase Entirely for Own Account. . . . . . . . . . . . . . . . . . . . 11
     3.3  Disclosure of Information. . . . . . . . . . . . . . . . . . . . . . . . 11
     3.4  Investment Experience. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.5  Accredited Investor. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.6  Restricted Securities. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.7  Further Limitations on Disposition . . . . . . . . . . . . . . . . . . . 12
     3.8  Legends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

4.   California Commissioner of Corporations . . . . . . . . . . . . . . . . . . . 13
     4.1  Corporate Securities Law . . . . . . . . . . . . . . . . . . . . . . . . 13


                                         (i)

5.   Conditions of Investors' Obligations at Closing . . . . . . . . . . . . . . . 13
     5.1  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . 13
     5.2  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.3  Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.4  California Qualification . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.5  Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.6  Opinion of Company Counsel . . . . . . . . . . . . . . . . . . . . . . . 14
     5.7  Investors' Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . 14

6.   Conditions of the Company's Obligations at Closing. . . . . . . . . . . . . . 14
     6.1  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . 14
     6.2  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.3  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . 14
     6.4  California Qualification . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.5  Investors Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . 15

7.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.1  Survival of Warranties . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.2  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.5  Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.7  Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.8  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.9  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.10 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.11 Aggregation of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.12 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17


     SCHEDULE A     -  Schedule of Investors
     EXHIBIT A      -  Restated Articles of Incorporation
     EXHIBIT B      -  Schedule of Series A Preferred and Common
                         Holders

     SCHEDULE OF EXCEPTIONS


                                         (ii)

                     SERIES B PREFERRED STOCK PURCHASE AGREEMENT


     THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT is made as of the 1st day of February, 1995, by and between Rubio's Restaurants, Inc., a California corporation (the "Company"), and the investors listed on SCHEDULE A hereto, each of which is herein referred to as an "Investor."

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   PURCHASE AND SALE OF STOCK.

          1.1  SALE AND ISSUANCE OF SERIES B PREFERRED STOCK.

               (a) The Company shall adopt and file with the Secretary of State of California on or before the Closing (as defined below) Amended and Restated Articles of Incorporation ("Restated Articles") in the form attached hereto as EXHIBIT A.

               (b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, that number of shares of the Company's Series B Preferred Stock set forth opposite each Investor's name on SCHEDULE A hereto for the purchase price set forth thereon. Such purchase shall be payable by Investor either by (i) delivery to Company by Investor of a check in the amount of the purchase price payable to the Company's order (or by wire transfer of funds in such amount to the Company's designated bank account), (ii) cancellation of indebtedness of the Company to Investor in an amount equal to the purchase price through the delivery of an original Promissory Note of the Company marked cancelled for the amount of indebtedness converted or (iii) by some combination of payment and cancellation of indebtedness which in the aggregate shall be equal to such purchase price. Each Investor holding a Promissory Note from the Company will cancel such Note at the Closing in exchange for shares of Series B Preferred Stock as set forth after their names on Schedule A, and the Company will pay any accrued interest at the Closing.

          1.2 CLOSING. The purchase and sale of the Series B Preferred Stock shall take place at the offices of Brobeck, Phleger & Harrison, 550 West "C" Street, Suite 1300, San Diego, California, at 9:00 A.M., on February 1, 1995, or at such other time and place as the Company and Investors acquiring in the aggregate more than half the shares of Series B Preferred Stock sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to each Investor a certificate representing the Series B Preferred Stock which such Investor is purchasing against delivery to the Company by such Investor of a check in the amount of the purchase price therefor payable to the Company's order or by wire transfer of funds in such amount to the Company's designated bank account.

          1.3 SUBSEQUENT SALE OF SERIES B PREFERRED STOCK. To the extent that less than 1,092,026 shares of Series B Preferred Stock are sold at the Closing, the Company may sell any remaining shares of Series B Preferred Stock at a price not less than $3.20511 per share to such other purchaser(s) as the Company's Board of Directors shall select. Any purchaser in a subsequent closing occurring within sixty days following the Closing shall execute a counterpart signature page to this Agreement and the Investors' Rights Agreement, the Stock Restriction Agreement and any additional sales of Series B Preferred Stock to Investors shall be deemed to be made hereunder. The sale of any additional shares of Series B Preferred Stock under this Section 1.3 occurring within sixty days following the Closing shall not be subject to the Investor's right of first offer contained in Section 2.4 of the Investors' Rights Agreement to be executed contemporaneously with this Agreement (the "Investors' Rights Agreement"); otherwise, such shares shall be subject to the Investors' right of first offer under the Investors' Rights Agreement.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions furnished to each Investor and special counsel for the Investors, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

          2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted in its Business Plan dated September 1994, as amended through the date hereof, heretofore furnished to the Investors ("Business Plan"). The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, prospects, properties or financial condition.

          2.2 CAPITALIZATION AND VOTING RIGHTS. The authorized capital of the Company consists, or will consist prior to the Closing, of:

                (i) PREFERRED STOCK. 3,092,026 shares of Preferred Stock (the "Preferred Stock"), of which (a) 2,000,000 shares have been designated Series A Preferred Stock and all of which are issued and outstanding and are owned by the persons, and in the numbers specified in EXHIBIT B hereto) and (b) 1,092,026 shares of which have been designated Series B Preferred Stock, none of which are currently issued or outstanding. The rights, privileges and preferences of the Preferred Stock will be as stated in the Restated Articles attached hereto as EXHIBIT A

               (ii) COMMON STOCK. 5,000,000 shares of common stock ("Common Stock"), of which 1,000,000 shares are issued and outstanding and are owned by the persons, and in the numbers specified in EXHIBIT B hereto.

               (iii) The outstanding shares of Common Stock have been issued in accordance with the registration or qualification provisions of the Act (as defined below) and any applicable state securities laws or pursuant to a valid exemption therefrom.

               (iv) Except for (A) the conversion privileges of the Series A Preferred Stock and the Series B Preferred Stock to be issued under this Agreement, (B) the rights provided in paragraph 2.4 of the Investors' Rights Agreement to be executed contemporaneously with this Agreement, which is attached hereto as EXHIBIT B, (C) the rights provided in that certain Shareholders' Agreement among the current shareholders of the Company and the Stock Restriction Agreement of even date herewith, by and among the Company, the Investors and current shareholders of the Company, (D) currently outstanding options to purchase 11,500 shares of Common Stock granted to employees owned by the persons and in the numbers specified in EXHIBIT B, and (E) warrants to purchase 50,000 shares of Common Stock to be issued to Flemming & Lessard, Inc. subsequent to the Closing in connection with this Agreement, there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3 SUBSIDIARIES. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

          2.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Investors' Rights Agreement, and any other agreement to which the Company is a party, the execution and delivery of which is contemplated hereby (collectively, the "Ancillary Agreements"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Series B Preferred Stock being sold hereunder and the Common Stock issuable upon conversion of the Series B Preferred Stock has been taken or will be taken prior to the Closing, and this Agreement, the Investors' Rights Agreement, and any Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

          2.5  VALID ISSUANCE OF PREFERRED AND COMMON STOCK.

               (a) The Series B Preferred Stock which is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The shares of Series B Preferred Stock are being issued free of restrictions on transfer other than restrictions on transfer set forth in this Agreement, the Investors' Rights Agreement or any Ancillary Agreement and other than pursuant to federal or state securities laws. The Common Stock issuable upon conversion of the Series B Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles of Incorporation, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as then in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Series B Preferred Stock hereunder.

               (b) The outstanding shares of Series A Preferred Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock will be issued free of restrictions on transfer other than restrictions on transfer set forth in this Agreement, the Investors' Rights Agreement, or any Ancillary Agreement and other than pursuant to federal or state securities laws.

          2.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Restated Articles with the Secretary of State of the State of California, and
(b) the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within 15 days of the sale of the Series B Preferred Stock hereunder.

          2.7 LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement, the Investors' Rights Agreement or any Ancillary Agreements, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, financial condition, business affairs or prospects of the Company, financially or otherwise, taken as a whole or any change in the current equity ownership of the Company. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers or negotiations by the Company with potential investors in the Company or its proposed business. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

          2.8 PROPRIETARY INFORMATION. Each key employee, officer and consultant of the Company has executed an Employment Relationship and Confidentiality Agreement in the form provided to special counsel to the Investors. The Company, after reasonable investigation, is not aware that any of its employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation.

          2.9 PATENTS AND TRADEMARKS. The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted as described in the Business Plan without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.
The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, the Investors' Rights Agreement and any Ancillary Agreements nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

          2.10 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any provisions of its Articles of Incorporation (as amended) or Bylaws or of any material provision of any instrument, judgment, order, writ, decree, mortgage, indenture, agreement, lease or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. To the Company's best knowledge, the other party or parties to such instruments, mortgages, indentures, agreements, leases or contracts are not in default in any material respect of any provisions contained therein. The execution, delivery and performance of this Agreement, the Investors' Rights Agreement and any Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, mortgage, indenture, agreement, lease or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company, or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

          2.11  AGREEMENTS; ACTION.

                (a) Except for agreements explicitly contemplated hereby and by the Investors' Rights Agreement or any Ancillary Agreement, there are no commitments, agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

                (b) There are no commitments, agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations

(contingent or otherwise) of, or payments to, the Company in excess of $50,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services.

                (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                (e) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Articles of Incorporation (as amended) or Bylaws, which adversely affects its business as now conducted or as proposed to be conducted in the Business Plan, its properties or its financial condition.

                (f) The Company is not a party to any employment or consulting agreements that are not terminable at will by the Company on no more than thirty (30) days' notice without cost or liability to the Company.

          2.12 RELATED-PARTY TRANSACTIONS. No employee, officer, or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest or act as an officer or director in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly-traded companies that may compete with the Company. Other than as a participant in Company benefit plans, no form of compensation, remuneration or financial interest is due or promised to any officer or director, or member of the immediate family of any officer or director of the Company, for 1994 and 1995, except as set forth on the Schedule of Exceptions. No officer or director, or member of the immediate family of any officer or director, of the Company has a direct or indirect financial interest in any material contract of the Company.

          2.13 PERMITS. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company, taken as a whole, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          2.14 ENVIRONMENTAL AND SAFETY LAWS. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety and, to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

          2.15 DISCLOSURE. The Company has fully provided each Investor with all the information which such Investor has requested for deciding whether to purchase the Series B Preferred Stock and all information which the Company believes is reasonably necessary to enable such Investor to make such decision. Neither this Agreement, the Investors' Rights Agreement and any Ancillary Agreements nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          2.16 BUSINESS PLAN. The Business Plan has been prepared in good faith by the Company, and as of the date of the Business Plan, it did not: (i) contain any untrue statement of a material fact; or (ii) omit to state a material fact necessary to make the statements made therein not misleading, except that with respect to projections contained in the Business Plan, the Company represents only that such projections were prepared in good faith and that the Company reasonably believes there was a reasonable basis for such projections. As of the date of the Business Plan and as of the date of the Closing, the Business Plan does not: (i) contain any untrue statement of a material fact; or (ii) omit to state a material fact necessary to make the statements made therein not misleading, as to current or past business or business practices of the Company.

          2.17 REGISTRATION RIGHTS. Except as provided in the Investors' Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

          2.18 TITLE TO PROPERTY AND ASSETS. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's use of such property or assets.

          2.19 FINANCIAL STATEMENTS. The Company has delivered to each Investor its audited financial statements (balance sheet, statements of operations, retained earnings and of cash flows) at December 31, 1994 and for the fiscal year then ended (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of the Company as of the date, and for the period, indicated therein. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1994, which in the aggregate do not exceed Fifty Thousand Dollars ($50,000) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

          2.20  CHANGES.  Since December 31, 1994, there has not been:

                (a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

                (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

                (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

                (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

                (e) any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

                (f) any material change in any compensation arrangement or agreement with any employee; or

                (g) to the Company's knowledge, any other event or condition of any character which might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted).

          2.21 EMPLOYEE BENEFIT PLANS. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

          2.22 TAX RETURNS, PAYMENTS AND ELECTIONS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith which are listed in the Schedule of Exceptions. The provision for taxes of the Company is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to
Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. The Company has never had a tax deficiency or tax audit and the Company has made all withholdings for all income tax of its employees.

          2.23 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

          2.24 MINUTE BOOKS. The minute books of the Company, access to which has been provided to the Investors, contain a complete summary of all meetings of directors and shareholders and all actions by written consent without a meeting of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

          2.25 LABOR AGREEMENTS AND ACTIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

          2.26 MANUFACTURING AND MARKETING RIGHTS. The Company has not granted rights to manufacture, produce, assemble, license, market or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive rights to develop, manufacture, assemble, distribute and sell its products.

          2.27 REAL PROPERTY HOLDING COMPANY. The Company is not a real property holding company within the meaning of the Internal Revenue Code Section 897.

     3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor hereby represents and warrants that:

          3.1 AUTHORIZATION. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

          3.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with each Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Series B Preferred Stock to be received by such Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Each Investor represents that it has full power and authority to enter into this Agreement.

          3.3 DISCLOSURE OF INFORMATION. Each Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Each Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

          3.4 INVESTMENT EXPERIENCE. Each Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Securities.

          3.5 ACCREDITED INVESTOR. Each Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

          3.6 RESTRICTED SECURITIES. Each Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, each Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          3.7 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, each Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and Section 7, provided and to the extent such sections are then applicable, and the Investors' Rights Agreement and any applicable Ancillary Agreement and:

                (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                (b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                (c) Notwithstanding the provisions of paragraphs (a) and
(b) above, or any legend on certificates representing the Securities pursuant to
Section 3.8 below, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants or ancestors of such partner or his spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he were an original Investor hereunder.

          3.8 LEGENDS. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

                (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE ACT, OR PURSUANT TO RULE 144 UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT."

                (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the Code.

     4.   CALIFORNIA COMMISSIONER OF CORPORATIONS.

          4.1 CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     5. CONDITIONS OF INVESTORS' OBLIGATIONS AT CLOSING. The obligations of each Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor which does not consent thereto:

          5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          5.3 COMPLIANCE CERTIFICATE. The President of the Company shall deliver to each Investor at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of the Company since the date of the Business Plan.

          5.4 CALIFORNIA QUALIFICATION. The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale of the Securities to the Investors pursuant to this Agreement, or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          5.5 BOARD OF DIRECTORS. Immediately upon Closing, the board of directors of the Company shall be comprised of Ralph Rubio, Rafael Rubio, Robert Rubio and Kyle Anderson as the designee of the Series B investors.

          5.6 OPINION OF COMPANY COUNSEL. Each Investor shall have received from Brobeck, Phleger & Harrison, counsel for the

Company, an opinion, dated as of the Closing, in form and substance satisfactory to the special counsel to the Investors.

          5.7 INVESTORS' RIGHTS AND STOCK RESTRICTION AGREEMENTS. The Company and each Investor shall have entered into the Investors' Rights Agreement, and the Company, each Investor and the holders of outstanding shares of the Company's Common Stock and Series A Preferred Stock shall have entered into a Stock Restriction Agreement.

     6. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that
Investor:

          6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          6.2 PERFORMANCE. The Investors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

          6.3 PAYMENT OF PURCHASE PRICE. The Investors shall have delivered the purchase price specified in Section 1.2.

          6.4 CALIFORNIA QUALIFICATION. The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale to the Investors of the Series B Preferred Stock and the Common Stock issuable upon the conversion thereof or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          6.5 INVESTORS RIGHTS AGREEMENT. The Company and each Investor shall have entered into the Investors' Rights Agreement.

     7.   MISCELLANEOUS.

          7.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

          7.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.6 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          7.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          7.8 EXPENSES. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, the Company shall, at the Closing, reimburse the reasonable fees of a single special counsel for the Investors hereunder (not to exceed $12,500) and shall, upon receipt of a bill therefor, reimburse the out-of-pocket expenses of such counsel. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Restated Articles of Incorporation, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          7.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Series B Preferred Stock (or, upon conversion of any shares of Series B Preferred Stock, by the holders of a majority of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

          7.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.11 AGGREGATION OF STOCK. All shares of Series B Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          7.12 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.



                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        RUBIO'S RESTAURANTS, INC.



                                        By:  /s/ Ralph Rubio
                                             ------------------------------
                                             Ralph Rubio, President

                              Address:  5151 Shoreham Place, Suite 260
                                        San Diego, CA  92122


                                        INVESTORS:

                                        ROSEWOOD CAPITAL, L.P.

                                        By:  Rosewood Associates L.P.
                                             ------------------------------

                                        By:  /s/ Kyle Anderson
                                             ------------------------------
                                             General Partner

                              Address:  One Maritime Plaza, Suite 1330
                                        San Francisco, CA 94111


                                        DOOLING FAMILY TRUST DATED DECEMBER 8,
                                        1988


                                        By:  /s/ Michael Dooling
                                             ------------------------------
                                             /s/ Kathleen Kelley Dooling,
                                             ------------------------------
                                             Trustee

                              Address:  427 South Marengo Avenue #3
                                        Pasadena, CA 91101



                                        BROPHAR INVESTOR PARTNERS

                                        By:  /s/ Craig Andrews
                                             ------------------------------
                                             General Partner

                              Address:  c/o Craig Andrews,
                                        Brobeck, Phleger & Harrison
                                        550 West "C" Street, Suite 1200
                                        San Diego, CA 92101

           [SIGNATURE PAGE TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT]

                                        PRUDENTIAL SECURITIES, CUSTODIAN FOR
                                        KEVIN L. SHIBUYA IRA


                                        By:  /s/ Kevin Shibuya
                                             ------------------------------


                              Address:  9255 Towne Centre Drive, Suite 800
                                        San Diego, CA 92121


                                        /s/ R. Alex Kaseberg
                                        -----------------------------------
                                        R. ALEX KASEBERG


                              Address:  8521 Via Mallorca
                                        La Jolla, CA 92037



                                        /s/ Tod Thoele
                                        -----------------------------------
                                        TOD THOELE


                              Address:  63 San Bernardino Avenue
                                        Ventura, CA 93004



                                        T. LARRY AND MARGARET EDDINGTON


                                        /s/ T. Larry Eddington
                                        -----------------------------------
                                        T. Larry Eddington


                                        /s/ Margaret Eddington
                                        -----------------------------------
                                        Margaret Eddington

                              Address:  3330 Dove Hollow Road
                                        Olivenhain, CA 92024




                                        /s/ George H. Adams, Jr.
                                        -----------------------------------
                                        GEORGE H. ADAMS, JR.

                              Address:  6045 Beaumont Avenue
                                        La Jolla, CA 92037

           [SIGNATURE PAGE TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT]

                                        /s/ John Brice
                                        -----------------------------------
                                        JOHN BRICE


                              Address:  1331 Park Row
                                        La Jolla, CA 92037



                                        PRUDENTIAL SECURITIES, CUSTODIAN
                                        FOR FRANK O. HOLLOWAY IRA


                                        By:  /s/ Frank O. Holloway
                                             ------------------------------


                              Address:  9255 Towne Centre Drive, Suite 800
                                        San Diego, CA 92121



                                        UMB BANK, N.A., TRUSTEE OF THE BROBECK,
                                        PHLEGER & HARRISON SAVINGS PLAN f/b/o
                                        WILLIAM F. SULLIVAN


                                        By:  /s/ [ILLEGIBLE]
                                             ------------------------------
                                               Vice President

                              Address:  1010 Grand Avenue
                                        P. O. Box 419692
                                        Kansas City, MO 64141-0692




                                        UMB BANK, N.A., TRUSTEE OF THE BROBECK,
                                        PHLEGER & HARRISON SAVINGS PLAN f/b/o
                                        TODD J. ANSON



                                        By:  /s/ [ILLEGIBLE]
                                             ------------------------------
                                               Vice President

                              Address:  1010 Grand Avenue
                                        P. O. Box 419692
                                        Kansas City, MO 64141-0692


           [SIGNATURE PAGE TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT]

                                        UMB BANK, N.A., TRUSTEE OF THE BROBECK,
                                        PHLEGER & HARRISON SAVINGS PLAN f/b/o
                                        CRAIG S. ANDREWS

                                        By:  /s/ [ILLEGIBLE]
                                             ------------------------------
                                               Vice President

                              Address:  1010 Grand Avenue
                                        P. O. Box 419692
                                        Kansas City, MO 64141-0692


                                        UMB BANK, N.A., TRUSTEE OF THE BROBECK,
                                        PHLEGER & HARRISON SAVINGS PLAN f/b/o
                                        JOHN A. DENNISTON


                                        By:  /s/ [ILLEGIBLE]
                                             ------------------------------
                                               Vice President

                              Address:  1010 Grand Avenue
                                        P. O. Box 419692
                                        Kansas City, MO 64141-0692



                                        UMB BANK, N.A., TRUSTEE OF THE BROBECK,
                                        PHLEGER & HARRISON SAVINGS PLAN f/b/o
                                        JAY DE GROOT

                                        By:  /s/ [ILLEGIBLE]
                                             ------------------------------
                                               Vice President

                              Address:  1010 Grand Avenue
                                        P. O. Box 419692
                                        Kansas City, MO 64141-0692


           [SIGNATURE PAGE TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT]

                                        /s/ Frank Holloway
                                        -----------------------------------
                                        FRANK O. HOLLOWAY

                              Address:  81 South Peak Drive
                                        Laguna Niguel, CA 92677



           [SIGNATURE PAGE TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT]

                                      SCHEDULE A

                                SCHEDULE OF INVESTORS



                                                      Purchase         Number
          Name and Address                             Price          of Shares
---------------------------------------------     ---------------     ---------
Rosewood Capital, L.P.                           $3,000,000.00         936,005

Dooling Family Trust dated December 8,
1988                                               $150,000.00          46,800

Brophar Investor Partners                           $95,002.67          29,641

Prudential Securities, Custodian for
Kevin L. Shibuya IRA                                $25,000.00           7,800

R. Alex Kaseberg                                    $25,000.00           7,800

Tod Thoele                                          $25,000.00           7,800

T. Larry Eddington and Margaret Eddington           $25,000.00           7,800

George H. Adams, Jr.                                $25,000.00           7,800

John Brice                                          $25,000.00           7,800

Prudential Securities, Custodian for
Frank O. Holloway IRA                               $10,000.00           3,120

Frank O. Holloway                                   $15,000.00           4,680

UMB Bank, n.a., Trustee of the Brobeck,
Phleger & Harrison Retirement Savings
Plan f/b/o William F. Sullivan                      $25,000.00           7,800

UMB Bank, n.a., Trustee of the Brobeck,
Phleger & Harrison Retirement Savings
Plan f/b/o Todd J. Anson                            $25,000.00           7,800

UMB Bank, n.a., Trustee of the Brobeck,
Phleger & Harrison Retirement Savings
Plan f/b/o Craig S. Andrews                         $20,003.09           6,241

UMB Bank, n.a., Trustee of the Brobeck,
Phleger & Harrison Retirement Savings Plan
f/b/o John A. Denniston                              $5,000.00           1,560

UMB Bank, n.a., Trustee of the Brobeck,
Phleger & Harrison Retirement Savings
Plan f/b/o Jay De Groot                              $5,000.00           1,560

                                                 -------------------------------
     Total:                                      $3,500,005.761,092,007



                                      EXHIBIT A

                    AMENDED AND RESTATED ARTICLES OF INCORPORATION

                    AMENDED AND RESTATED ARTICLES OF INCORPORATION
                             OF RUBIO'S RESTAURANTS, INC.
                               a California Corporation



     The undersigned RALPH RUBIO and RAFAEL RUBIO hereby certify that:

     ONE: They are the duly elected and acting President and Secretary, respectively, of said Corporation.

     TWO: The Articles of Incorporation of said Corporation shall be amended and restated to read in full as follows:


                                      ARTICLE I

     The name of this Corporation is RUBIO'S RESTAURANTS, INC.


                                      ARTICLE II

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                     ARTICLE III

     A. CLASSES OF STOCK. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Eight Million Ninety-Two Thousand Twenty-Six (8,092,026) shares. Five Million (5,000,000) shares shall be Common Stock and Three Million Ninety-Two Thousand Twenty-Six (3,092,026) shares shall be Preferred Stock, of which Two Million (2,000,000) shares shall be Series A Preferred Stock and One Million Ninety-Two Thousand Twenty-Six (1,092,026) shares shall be Series B Preferred Stock.

     B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock and Series B Preferred Stock are as follows:

          1.   DIVIDEND PROVISIONS.

               (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Series A Preferred Stock or the Common Stock of this Corporation, at the rate of $0.26 per share of Series B Preferred Stock per annum (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

               (b) No distribution or dividend of cash or property shall be paid on shares of Common Stock or Series A Preferred Stock unless a distribution or dividend of the same amount per share (on an as-converted basis) is simultaneously paid on the shares of Series B Preferred Stock.

               (c) No distribution or dividend of cash or property shall be paid on shares of Common Stock unless a distribution or dividend of the same amount per share (on an as-converted basis) is simultaneously paid on the shares of Series A Preferred Stock.

          2.   LIQUIDATION PREFERENCE.

               (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $3.20511 for each outstanding share of Series B Preferred Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations and hereafter referred to as the "Original Series B Issue Price") and (ii) an amount equal to eight percent (8%) compounded per annum calculated from the date of the initial issuance and sale of shares of Series B Preferred Stock through the effective date of the liquidation, dissolution or winding up of this Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder.

               (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, if assets remain in this Corporation the holders of Series A Preferred Stock and Common Stock shall receive all of the remaining assets of this Corporation. The entire assets and funds of the Corporation legally available for distribution (after giving effect to the distribution referred to in Section 2(a) hereof) shall be distributed ratably among the holders of the Series A Preferred Stock and Common Stock in proportion to the amount of such stock owned by each such holder (determined on an as-converted basis).

               (c) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (excluding the issuance of up to 1,092,026 shares of Series B Preferred Stock), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 2. The amount being distributed to the holders of capital stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

          3.   REDEMPTION.

               (a) On or at any time after January 1, 1998, upon the receipt by this Corporation of the written request of the holders of a majority of the then outstanding Series B Preferred Stock ("Redemption Request"), this Corporation shall, to the extent it may lawfully do so, redeem all of the shares of Series B Preferred Stock then outstanding by paying in cash therefor $3.20511 per share (such total amount is hereinafter referred to as the "Series B Redemption Price"). Upon the receipt of a Redemption Request, the Corporation shall redeem all of the then outstanding shares of Series B Preferred Stock within ninety
(90) days of the Corporation's receipt of such Redemption Request; PROVIDED, HOWEVER, that the Corporation, in its sole discretion, may instead redeem one-third of the then outstanding shares of Series B Preferred Stock within ninety (90) days of the Corporation's receipt of such Redemption Request and defer the redemption by this Corporation for up to one (1) year from the date of the Redemption Request of an additional one-third of the outstanding Series B Preferred Stock (as of the date of the Redemption Request) and may defer the redemption by this Corporation for up to two (2) years from the date of the Redemption Request of the final one-third of the outstanding Series B Preferred Stock (as of the date of the Redemption Request). Payment for such deferred redemption shall bear interest from the date of the initial redemption pursuant to the Redemption Request hereunder through the date of redemption at the annual rate of prime (the most favorable rate available to the Corporation for its borrowing from time to time) plus two percent (2%).

               (b) With respect to any redemption to be conducted in installments pursuant to subsection 3(a), the Corporation shall effect such redemption pro rata according to the number of shares of Series B Preferred Stock held by each holder.

               (c) At least 20 but no more than 60 days prior to the date fixed for any redemption of Series B Preferred Stock (the "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(d) and except as prohibited by applicable California corporate law, on or after the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (d) From and after the Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, all rights of the holders of such shares as holders of Series B Preferred Stock to be redeemed on the Redemption Date (except the right to receive the Series B Redemption Price including any interest due pursuant to subsection 3(a) upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. Any shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

          4. CONVERSION. The holders of the Series A Preferred Stock and Series B Preferred Stock have conversion rights as follows (the "Conversion Rights"):

               (a)  RIGHT TO CONVERT.

                     i) Subject to subsection 4(c), each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this Corporation or any transfer agent for the particular series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing, with respect to Series A Preferred Stock, $2.00 per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations and hereafter referred to as the "Original Series A Issue Price") or, with respect to Series B Preferred Stock, the Original Series B Issue Price plus all declared but unpaid dividends on such share of Series B Preferred Stock by the applicable Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price and the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment as set forth in subsection 4(c).

                    ii) In the event of a call for redemption of any shares of Series B Preferred Stock pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless default is made in payment of the Series B Redemption Price, in which case the Conversion Rights shall terminate on the date such Redemption Price is paid in full.

                    iii) Each share of Series B Preferred Stock and Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such shares immediately upon the earlier of (A) the closing of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which was not less than $8.00 per share (without adjustment to reflect subsequent stock dividends, stock splits or recapitalization) and

$10,000,000 aggregate net proceeds or (B) the date upon which the Corporation obtains the consent of the holders of 66-2/3% of the then outstanding shares of Series B Preferred Stock for conversion of the Series A Preferred Stock and Series B Preferred Stock into Common Stock.

               (b) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the particular series of Preferred Stock and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the effectiveness of a registration statement under the Securities Act and the closing of the sale and purchase of shares pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such registration statement.

               (c) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                     i) A.    Upon each issuance by the Corporation of any
Additional Stock (as defined below) after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date"), without consideration or for a consideration per share less than the applicable Conversion Price for the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common
Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock in the number of shares of Common Stock outstanding) plus the number of shares of such Additional Stock.

                         B.   No adjustment of the Conversion Price for the
Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, whichever occurs first. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         C.   In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         D.   In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         E.   In the case of the issuance (whether before, on or
after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(c)(i) and subsection 4(c)(ii):

                              1. The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                              2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

                              3. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the antidilution provisions thereof, the Conversion Price of the applicable Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion

          Price of the Preferred Stock to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              5. The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4).

                    ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this Corporation after the Purchase Date other than

                          A. shares of Common Stock issued pursuant to a transaction described in subsection 4(c)(iii) hereof,

                          B. shares of Common Stock issued upon conversion of the applicable Preferred Stock,

                          C. to employees, consultants or directors of this Corporation, or to vendors, suppliers, customers or other persons or organizations with which the Corporation has a commercial relationship, at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the Corporation in connection with the termination of employment or the commercial relationship) does not exceed 225,000 (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) subsequent to the Purchase Date, or

                          D. shares of Common Stock issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering.

                          E. by way of dividend or other distribution on shares excluded from the definition of Additional Stock by virtue of clauses
          (A) through (D).

                    iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Series A or Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                    iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Series A or Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (d) OTHER DISTRIBUTIONS. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, or assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for each series and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (f) NO IMPAIRMENT. This Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (g)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                     i) No fractional shares shall be issued upon conversion of the Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

              (h) NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (j)  NOTICES.  Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

          5.   VOTING RIGHTS.

               (a) GENERAL VOTING RIGHTS. The holder of each share of the Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together as a single class with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except for the election of directors as provided in Section 5(b) below.

               (b) ELECTION OF DIRECTORS. Notwithstanding 5(a) above, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of Series A Preferred Stock and Common Stock, voting together as a class, shall be entitled to elect the remaining directors of the Corporation. At any meeting held for the purpose of electing or nominating directors, the presence in person or by proxy of the holders of a majority of the Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election or nomination of directors to be elected or nominated solely by the holders of Series B Preferred Stock. A vacancy in any directorship elected by the holders of Series B Preferred Stock shall be filled only by vote of the holders of Series B Preferred Stock.

          6. PROTECTIVE PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as shares of Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

               (a) sell, convey, or otherwise dispose of or encumber (other than pursuant to a credit arrangement in the ordinary course of business) all or substantially all of its property or business or merge into or consolidate with any other Corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or effect any voluntary liquidation, dissolution or winding up of the Corporation or any reorganization or recapitalization of the Corporation (any such event hereinafter referred to as a "Corporate Transaction"); or

               (b) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to adversely affect the shares; or

               (c) create any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends or upon liquidation; or

               (d) amend the Corporation's Articles of Incorporation; or

               (e) amend the Corporation's Bylaws, including, without limitation, any amendment to increase the authorized number of directors to more than five; or

               (f) repurchase shares of the Corporation's Common Stock or Preferred Stock; or

               (g) permit any subsidiary to issue stock to any entity other than the Corporation.

          7. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or
Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8. REPURCHASE OF SHARES. In connection with repurchases by this Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

     C. COMMON STOCK.

          1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.

          3.   REDEMPTION.  The Common Stock is not redeemable.

          4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and
Section 5(b) of Division (B) of this Article III.



                                      ARTICLE IV

     A. The liability of the directors of this Corporation for monetary damages for breach of fiduciary duties shall be eliminated to the fullest extent permissible under California law.

     B. This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law.

     C. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the

California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

     D. Any amendment or repeal of this Article IV shall not reduce or eliminate the effect of this Article IV with respect to actions taken prior to such amendment or repeal.


                                        * * *


     THREE The foregoing amendment and restatement has been approved by the Board of Directors of said Corporation.

     FOUR   The foregoing amendment and restatement of the articles of incorporation was approved by the holders of the requisite number of shares of said Corporation in accordance with Sections 902 and 903 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 1,000,000 shares of Common Stock and 2,000,000 shares of Series A Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being (i) more than fifty percent (50%) of the Common Stock and Series A Preferred Stock voting together, (ii) more than 50% of the Common Stock voting as a separate class and (iii) more than fifty percent (50%) of the Series A Preferred Stock voting as a separate class.

                  [Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed this certificate on January 24, 1995.



                                        ------------------------------------
                                        Ralph Rubio, President


                                        ------------------------------------
                                        Rafael Rubio, Secretary


     The undersigned certify under penalty of perjury that they have read the foregoing Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

         Executed at San Diego, California, on January 24, 1995.



                                        ------------------------------------
                                        Ralph Rubio, President


                                        ------------------------------------
                                        Rafael Rubio, Secretary






                       [SIGNATURE PAGE TO AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION]

                                      EXHIBIT B

               SCHEDULE OF COMMON AND SERIES A PREFERRED STOCK HOLDERS


     NAME                                                             SHARES
     -----                                                            ------
COMMON SHAREHOLDERS
-------------------
Ralph Rubio and Dione Rubio as Trustees of
  the Ralph Rubio and Dione Rubio Family Trust                         400,000
Rafael Rubio                                                           400,000
Robert L. Garcia and Gloria R. Garcia, as
     Trustees of the Robert and Gloria Garcia Trust                     50,000
Richard M. Rubio and Victoria E. Rubio as
     Trustees or Successors of the Richard and
     Victoria Rubio Trust                                               50,000
Robert Rubio as Trustee of the Robert Rubio Trust                       50,000
Gloria Garcia as Trustee of the Trust FBO
     Roman Rubio                                                        50,000
                                                                    ----------
               Total                                                 1,000,000



SERIES A PREFERRED SHAREHOLDERS
-------------------------------
Ralph Rubio and Dione Rubio as Trustees of
  the Ralph Rubio and Dione Rubio Family Trust                        800,000*
Rafael Rubio                                                          800,000*
Robert L. Garcia and Gloria R. Garcia, as
     Trustees of the Robert and Gloria Garcia Trust                    100,000
Richard M. Rubio and Victoria E. Rubio as
     Trustees or Successors of the Richard and
     Victoria Rubio Trust                                              100,000
Robert Rubio as Trustee of the Robert Rubio Trust                      100,000
Gloria Garcia as Trustee of the Trust FBO
     Roman Rubio                                                       100,000
                                                                    ----------
               Total                                                 2,000,000

OPTION HOLDERS
--------------
Tom Huppert                                                              5,500
Jeff Barker                                                              6,000
                                                                    ----------
               Total                                                    11,500


* Prior to sale by each of 15,600 shares to the Dooling Trust concurrently with the Closing of this Agreement.


                                         B-1